Exhibit 99.1

Q2 2024 Fixed Income Release

Denver, Colorado July 25, 2024: Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q2”) ended June 30, 2024 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2024 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of August 2024. Convenience translations provided herein are calculated as of June 30, 2024.

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VM Ireland Reports Preliminary Q2 2024 Results
Expanded market reach through off-net program, adding 254,000 NBI premises
Fiber upgrade program continues, with nearly 40% of our premises upgraded to full fiber at the end of Q2
Delivered strong B2B revenue performance driven by our entry into Wholesale access

VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 397,400 fixed-line customers and mobile services to 135,600 subscribers at June 30, 2024.

Tony Hanway, CEO of VM Ireland, commented:
“We made significant progress on our strategic priorities during the second quarter. Our recently-announced partnership with National Broadband Ireland (NBI) enables us to offer our superfast broadband and digital TV services to over 254k premises, bringing the total addressable number of premises for our services to ~1.4 million. On our fully owned network, we continue to expand our fiber upgrade program, and at the end of the quarter we had upgraded nearly 40% of our premises to full fiber capability. We are delighted by the progress we are making selling FTTH services to our own customers and the growing partnerships with our Wholesale access seeker partners. Our overall financial performance continues to be impacted by the growth investments we’re making as we unleash the Virgin Media brand and service to more homes and businesses across Ireland.”

Operating and strategic highlights:
•Announced a network deal with NBI whereby we will offer a full range of superfast broadband and digital TV services to over 254,000 currently enabled NBI premises
•Continued to deliver on our full fiber upgrade project, with nearly 40% of premises upgraded to full fiber at the end of Q2
•Q2 mobile postpaid net adds of 1,400 continued to improve sequentially, with mobile ARPU growth supported by our strategic focus on higher ARPU FMC bundles, away from low value SIMs
•Fixed customer net losses of 4,100 in Q2 were impacted by elevated churn
•Fixed price rise became effective in May

Financial highlights:
•Q2 revenue of €111.5 million decreased 1.9% YoY, as lower fixed revenue was only partially offset by strong growth in B2B wholesale revenue
•Q2 residential fixed revenue of €71.9 million decreased 3.9% YoY
◦Fixed subscription revenue decreased 3.9% YoY, primarily driven by lower customer volumes
•Q2 residential mobile revenue of €9.9 million decreased 2.0% YoY
◦Mobile subscription revenue decreased 1.3% YoY, as lower customer volumes were only partially offset by mobile ARPU growth
◦Mobile non-subscription revenue decreased 4.8% YoY, primarily due to higher handset revenue
•Q2 B2B revenue of €10.5 million increased 15.4% YoY, driven by our entry into Wholesale access
•Q2 net earnings decreased 32.3% YoY to €10.9 million, primarily driven by higher interest expense, partially offset by an increase in realized and unrealized gains on derivative instruments
•Q2 Adjusted EBITDA of €42.5 million decreased 2.1% YoY, primarily driven by (i) the aforementioned revenue decrease, (ii) an increase in labor costs and (iii) the phasing of marketing costs
•Q2 property and equipment (“P&E”) additions of €38.7 million were down 18.2% YoY, primarily due to phasing
◦P&E additions as a percentage of revenue decreased to 34.7% in Q2 2024, as compared to 41.6% in the prior year period
•Q2 Adjusted EBITDA less P&E Additions of €3.8 million represents an increase of 197.4% YoY
•At June 30, 2024, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 5.0 years
•At June 30, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 5.28x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.59x at June 30, 2024
•At June 30, 2024, we had €100.0 million of undrawn commitments available. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2024 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2024	2023

Footprint
Homes Passed	993,900	970,200

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	397,400	411,800
Q2 Organic[1] Fixed-Line Customer Relationship net losses	(4,100)	(6,800)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€62.04	€61.68

Mobile Subscribers
Total Mobile subscribers	135,600	139,800
Total Organic Mobile net additions (losses)	1,400	(3,200)

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€21.42	€20.65
Excluding interconnect revenue	€20.13	€19.09

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2024 and 2023:

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2024	2023		2024	2023
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€71.3	€74.2	(3.9%)	€143.3	€149.3	(4.0%)
Non-subscription	0.6	0.6	—%	1.1	1.2	(8.3%)
Total residential fixed revenue	71.9	74.8	(3.9%)	144.4	150.5	(4.1%)
Residential mobile revenue:
Subscription	7.9	8.0	(1.3%)	15.9	15.7	1.3%
Non-subscription	2.0	2.1	(4.8%)	3.9	4.5	(13.3%)
Total residential mobile revenue	9.9	10.1	(2.0%)	19.8	20.2	(2.0%)
B2B revenue:
Subscription	3.1	2.8	10.7%	6.2	5.7	8.8%
Non-subscription	7.4	6.3	17.5%	13.9	12.7	9.4%
Total B2B revenue	10.5	9.1	15.4%	20.1	18.4	9.2%
Other revenue	19.2	19.7	(2.5%)	40.5	39.3	3.1%
Total revenue	€111.5	€113.7	(1.9%)	€224.8	€228.4	(1.6%)

Adjusted EBITDA	€42.5	€43.4	(2.1%)	€79.3	€82.1	(3.4%)

Adjusted EBITDA less P&E Additions	€3.8	€(3.9)	197.4%	€4.3	€3.9	10.3%

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions, except % amounts

Net earnings	€10.9	€16.1	€16.4	€12.6
Income tax expense	0.5	1.2	2.3	0.4
Other income, net	(0.2)	(0.2)	(0.1)	(0.6)
Foreign currency transaction gains, net	(0.1)	(0.1)	(0.1)	(0.1)
Realized and unrealized gains on derivative instruments, net	(11.5)	(9.8)	(23.6)	(0.6)
Interest expense	18.1	15.3	36.0	27.9
Operating income	17.7	22.5	30.9	39.6
Impairment, restructuring and other operating items, net	(0.1)	(0.5)	—	(0.5)
Depreciation and amortization	22.3	17.7	43.9	34.8
Related-party fees and allocations, net	1.0	1.9	1.4	4.9
Share-based compensation expense	1.6	1.8	3.1	3.3
Adjusted EBITDA	€42.5	€43.4	€79.3	€82.1

Adjusted EBITDA as a percentage of revenue	38.1%	38.2%	35.3%	35.9%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	€11.6	€12.6	€22.0	€20.9
New build and upgrade	16.8	13.7	31.2	24.0
Capacity	0.6	0.5	1.1	1.3
Baseline	—	10.5	2.3	14.2
Product and enablers	9.7	10.0	18.4	17.8
Property and equipment additions	38.7	47.3	75.0	78.2
Changes in current liabilities related to capital expenditures (including related-party amounts)	(4.2)	(1.8)	(1.4)	(1.1)
Total capital expenditures[2]	€34.5	€45.5	€73.6	€77.1

Property and equipment additions as a percentage of revenue	34.7%	41.6%	33.4%	34.2%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€42.5	€43.4	€79.3	€82.1
Property and equipment additions	(38.7)	(47.3)	(75.0)	(78.2)
Total	€3.8	€(3.9)	€4.3	€3.9

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%(i)) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%(i)) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(4.4)	(4.6)
Total carrying amount of third-party debt		895.6	895.4
Less: cash and cash equivalents		1.0	1.3
Net carrying amount of third-party debt		€894.6	€894.1
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2024 and March 31, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2024	2024
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(1.0)	(1.3)
Total covenant amount of third-party net debt	€849.0	€848.7

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Sunrise Holding Reports Preliminary Q2 2024 Results
Delivered another quarter of positive broadband net adds and an acceleration in mobile postpaid growth
Swiss revenue and Adjusted EBITDA performance supported by the July 2023 price rise and continued growth in mobile subscription and B2B
Spin-off on track for Q4 this year; CMD to be held in Zurich on September 9

Sunrise Holding Group (“Sunrise Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, through “Sunrise”, and Slovakia, through “UPC Slovakia” (within “Central and Other”). At June 30, 2024, our operations connected 1.6 million customers subscribing to 3.7 million internet, video and fixed-line telephony services and served 2.9 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“In Q2 we strengthened our commercial momentum and reduced the churn rate significantly. As a result, we achieved net customer growth in broadband for the second quarter in a row, while continuing to drive growth in mobile postpaid and closing the first half of the year with a strong operational result. We remain on track with our financial results and fully confirm our 2024 guidance. The price increase effect will no longer be visible in the second half of the year. However, we expect positive effects from cost optimization and increased customer loyalty. Preparations for the spin-off are progressing according to plan and we are looking forward to the Capital Markets Day on September 9.”

Operating and strategic highlights:
Sunrise delivers strong broadband net adds and a solid financial performance
•Growth in mobile postpaid3 accelerated in Q2, achieving 32,900 net adds, due to an improved main brand performance and reduced churn
•Second consecutive quarter of positive broadband net adds in Q2 at 5,000, as growth was supported by reduced churn on the main brand
•Fixed Customer Relationships were broadly stable in Q2, with a decrease of 1,000
•FMC penetration across the broadband base at Sunrise continues to grow steadily, reaching 59%, an increase of 0.9% YoY
•Sunrise Q2 Customer ARPU of CHF 62.23 decreased 0.8% YoY as a result of the competitive environment, partially offset by the benefit of the July 2023 price rise
•Announced a Capital Markets Day to be held on September 9 in Zurich
•Sunrise announced that from August it will more than double the speed on its HFC network; from 1 Gig to 2.5 Gig, allowing customers to benefit from even higher performance
•Following the Q1 announcement of the Migros deal, in Q2 Sunrise Business concluded a new contract with SBB and secured contracts with various new and existing customers, including Swiss Post for landline and mobile services

•Sunrise published its first comprehensive sustainability report, in line with Global Reporting Initiative standards. The Sunrise sustainability strategy is founded on four pillars: People, Planet, Progress and Governance, and within these pillars, 15 key areas for action have been defined
•Sunrise was awarded a platinum medal by EcoVadis, placing Sunrise among the top 1% of globally rated companies

Financial highlights:
•Revenue of €769.5 million in Q2 increased 1.1% YoY on a reported basis and 0.5% YoY on a rebased4 basis
◦Q2 Sunrise revenue increased 1.1% YoY on a reported basis and 0.5% YoY on a rebased basis. The rebased increase was mainly due to (i) the positive impact of last year’s July price rise and (ii) continued momentum in mobile subscription and B2B
•Q2 net loss increased 12.3% YoY on a reported basis to €75.0 million, primarily due to the net effect of (i) lower realized and unrealized losses on derivative instruments, (ii) a decrease in foreign currency gains and (iii) an increase in income tax expense
•Segment Adjusted EBITDA of €271.8 million in Q2 increased 1.3% YoY on a reported basis and 0.7% YoY on a rebased basis
◦Q2 Sunrise Segment Adjusted EBITDA increased 1.5% YoY on a reported basis and 0.9% YoY on a rebased basis. The rebased increase was mainly due to (i) the aforementioned revenue increase, (ii) a decrease in labor costs and (iii) lower marketing spend, partially offset by higher wholesale costs
◦Sunrise Segment Adjusted EBITDA included costs to capture5 of €2 million in Q2
•Q2 property and equipment (“P&E”) additions were 17.1% of revenue, as compared to 15.1% in the prior year period
•Segment Adjusted EBITDA less P&E Additions of €140.2 million in Q2 decreased 8.8% YoY on a reported basis and 9.3% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions of €137.5 million in Q2 decreased 9.0% YoY on a reported basis and 9.5% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions included €5 million of costs to capture and integration-related capital spend in Q2
•At June 30, 2024, our fully-swapped third-party debt borrowing cost was 3.0% and the average tenor of our third-party debt (excluding vendor financing) was 5.0 years
•At June 30, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for Sunrise Holding were 4.36x and 5.18x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for Sunrise Holding would have been 5.86x at June 30, 2024
•At June 30, 2024, we had €707.0 million of undrawn commitments available. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30,

2024 borrowing levels, we anticipate €707.0 million of borrowing capacity will continue to be available

FY 2024 financial guidance for Sunrise:
•Revenue growth: broadly stable
•Segment Adjusted EBITDA(i) (including costs to capture): stable to low-single-digit growth
•Opex and Capex costs to capture: ~CHF 15 million (of which mainly Capex)
•Property and equipment additions as a percentage of revenue (including costs to capture): 16-18%
•Adjusted FCF(i): CHF 360-400 million

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2024		2023

Footprint
Homes Passed	3,377,100		3,326,400

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	1,640,000		1,671,200
Q2 Organic[1] Fixed-Line Customer Relationship net losses	(2,600)		(9,400)

Q2 Monthly ARPU per Fixed-Line Customer Relationship		€59.30		€59.28
Sunrise Q2 Monthly ARPU per Fixed-Line Customer Relationship	CHF	62.23	CHF	62.71

Customer Bundling
Fixed-mobile Convergence - Sunrise	58.7%		57.8%

Single-Play	24.5%		24.2%
Double-Play	27.1%		25.0%
Triple-Play	48.4%		50.8%

Mobile Subscribers
Postpaid	2,526,000		2,385,400
Prepaid	354,300		418,000
Total Mobile subscribers	2,880,300		2,803,400

Q2 Organic Postpaid net additions	32,900		23,100
Q2 Organic Prepaid net losses	(6,800)		(10,300)
Total Organic Mobile net additions	26,100		12,800

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€32.26		€33.03
Excluding interconnect revenue		€30.11		€31.48
Sunrise Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	CHF	31.39	CHF	32.33
Excluding interconnect revenue	CHF	29.30	CHF	30.81

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2024 and 2023:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2024	2023	Reported	Rebased	2024	2023	Reported	Rebased
	in millions, except % amounts

Revenue
Sunrise:
Consumer Fixed	€287.0	€292.7	(1.9%)	(2.7%)	€582.5	€582.2	0.1%	(2.5%)
Consumer Mobile	310.0	302.2	2.6%	2.0%	628.5	609.8	3.1%	0.5%
B2B	153.1	144.1	6.2%	5.9%	308.6	285.9	7.9%	5.4%
Other	7.7	10.6	(27.4%)	(26.9%)	24.8	24.2	2.5%	(0.4%)
Total Sunrise	757.8	749.6	1.1%	0.5%	1,544.4	1,502.1	2.8%	0.2%
Central and Other	11.7	11.7	—%	—%	23.0	23.7	(3.0%)	(3.0%)
Total	€769.5	€761.3	1.1%	0.5%	€1,567.4	€1,525.8	2.7%	0.2%

Segment Adjusted EBITDA
Sunrise	€267.5	€263.6	1.5%	0.9%	€524.8	€508.7	3.2%	0.7%
Central and Other	4.3	4.7	(8.5%)	(8.5%)	8.4	9.2	(8.7%)	(8.7%)
Total	€271.8	€268.3	1.3%	0.7%	€533.2	€517.9	3.0%	0.5%

Segment Adjusted EBITDA less P&E Additions
Sunrise	€137.5	€151.1	(9.0%)	(9.5%)	€256.8	€257.6	(0.3%)	(2.4%)
Central and Other	2.7	2.6	3.8%	3.8%	5.5	5.4	1.9%	1.9%
Total	€140.2	€153.7	(8.8%)	(9.3%)	€262.3	€263.0	(0.3%)	(2.3%)

The following table provides a reconciliation of net loss to Segment Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions, except % amounts

Net loss	€(75.0)	€(66.8)	€(205.1)	€(135.0)
Income tax expense (benefit)	34.2	(14.6)	26.8	(33.2)
Other income, net	(6.9)	(3.9)	(15.0)	(7.6)
Foreign currency transaction losses (gains), net	(50.8)	(138.7)	401.2	(154.3)
Realized and unrealized losses (gains) on derivative instruments, net	21.1	118.4	(376.4)	121.4
Interest expense	99.5	91.7	199.0	178.8
Operating income (loss)	22.1	(13.9)	30.5	(29.9)
Impairment, restructuring and other operating items, net	0.2	(6.5)	0.1	(6.1)
Depreciation and amortization	235.2	266.1	476.8	506.7
Related-party fees and allocations, net	8.7	15.3	15.0	34.9
Share-based compensation expense	5.6	7.3	10.8	12.3
Segment Adjusted EBITDA	€271.8	€268.3	€533.2	€517.9

Segment Adjusted EBITDA as a percentage of revenue	35.3%	35.2%	34.0%	33.9%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	€25.7	€21.7	€47.7	€48.1
New build and upgrade	21.8	17.9	38.4	30.7
Capacity	19.4	16.1	36.7	37.8
Baseline	37.6	26.1	101.6	84.9
Product and enablers	27.1	32.8	46.5	53.4
Property and equipment additions	131.6	114.6	270.9	254.9
Assets acquired under capital-related vendor financing arrangements	(14.9)	(26.3)	(24.8)	(36.9)
Assets acquired under finance leases	(0.1)	—	(0.1)	—
Changes in current liabilities related to capital expenditures (including related-party amounts)	(13.8)	(7.8)	(2.9)	(17.8)
Total capital expenditures[2]	€102.8	€80.5	€243.1	€200.2

Segment Property and Equipment Additions
Sunrise	€130.0	€112.5	€268.0	€251.1
Central and Other	1.6	2.1	2.9	3.8
Total property and equipment additions	€131.6	€114.6	€270.9	€254.9

Property and equipment additions as a percentage of revenue	17.1%	15.1%	17.3%	16.7%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€271.8	€268.3	€533.2	€517.9
Property and equipment additions	(131.6)	(114.6)	(270.9)	(254.9)
Total	€140.2	€153.7	€262.3	€263.0

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of Sunrise Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,166.5	1,157.8
Facility AT (Term SOFR + 2.25%) USD due 2028	$700.0	653.2	648.4
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (Term SOFR +3.0%(i)) USD due 2029	$1,717.0	1,602.3	1,590.3
Facility AY (EURIBOR + 3.0%(i)) EUR due 2029	€693.0	693.0	693.0
€10.0 million Revolving Facility A (EURIBOR + 2.50%) due 2026		—	—
€720.0 million Revolving Facility B (EURIBOR + 2.50%(i)) due 2029		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,541.4)	(1,532.7)
Total Senior Credit Facilities		3,348.5	3,331.7

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,166.5	1,157.8
Total Senior Secured Notes		1,541.4	1,532.7

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	422.1	418.9
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		760.0	756.8

Vendor financing		329.4	300.8
Finance lease obligations		26.6	25.7
Total third-party debt and finance lease obligations		6,005.9	5,947.7
Deferred financing costs and discounts		(17.6)	(18.8)
Total carrying amount of third-party debt and finance lease obligations		5,988.3	5,928.9
Less: cash and cash equivalents		10.1	14.8
Net carrying amount of third-party debt and finance lease obligations[6]		€5,978.2	€5,914.1

Exchange rate ($ to €)		1.0716	1.0797
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from Sunrise Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2024 and March 31, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2024	2024
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,005.9	€5,947.7
Vendor financing	(329.4)	(300.8)
Finance lease obligations	(26.6)	(25.7)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	359.6	325.8
Total covenant amount of third-party gross debt	5,609.5	5,547.0
Cash and cash equivalents	(10.1)	(14.8)
Total covenant amount of third-party net debt	€5,599.4	€5,532.2

Local Currency Selected Financial Results
The following table reflects preliminary local currency unaudited financial results for Sunrise:

	Three months ended				Increase/(decrease)		Six months ended				Increase/(decrease)
	June 30,						June 30,
	2024		2023		Reported	Rebased	2024		2023		Reported	Rebased
	in millions, except % amounts

Revenue
Consumer Fixed	CHF	279.1	CHF	286.7	(2.7%)	(2.7%)	CHF	559.7	CHF	574.0	(2.5%)	(2.5%)
Consumer Mobile	301.7		295.7		2.0%	2.0%	604.0		601.1		0.5%	0.5%
B2B	149.1		140.8		5.9%	5.9%	296.8		281.7		5.4%	5.4%
Other	7.6		10.4		(26.9%)	(26.9%)	23.8		23.9		(0.4%)	(0.4%)
Total Revenue	CHF	737.5	CHF	733.6	0.5%	0.5%	CHF	1,484.3	CHF	1,480.7	0.2%	0.2%

Segment Adjusted EBITDA	CHF	260.3	CHF	258.0	0.9%	0.9%	CHF	504.6	CHF	501.3	0.7%	0.7%

Segment Adjusted EBITDA less P&E Additions	CHF	133.9	CHF	147.9	(9.5%)	(9.5%)	CHF	247.4	CHF	253.4	(2.4%)	(2.4%)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects, plans and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; Virgin Media Ireland’s agreement with National Broadband Ireland, including the costs or benefits to be received therefrom and the services to be offered as a result of such agreement; expectations with respect to Sunrise’s ability to increase the broadband speed on its fixed network, as well as the benefits anticipated to be derived therefrom; expectations regarding the benefits to be derived from contracts entered into with respect to certain large businesses, the anticipated spin-off of Sunrise from Liberty Global Ltd. and its associated capital markets day, including the expected timing, cost and benefits to be derived therefrom, expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, property and equipment additions, operating and capital expenses, costs to capture and the anticipated impact on prior price increases, current cost optimization efforts and increased customer loyalty, as well as the 2024 financial guidance provided by Virgin Media Ireland or Sunrise and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, and anticipated borrowing capacity; Sunrise’s People, Planet, Progress and Governance strategy and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Sunrise Holding:
Sunrise(iv)	2,733,300	1,466,200	3,286,100	1,191,600	1,186,300	908,200	2,880,300
UPC Slovakia	643,800	173,800	385,400	143,000	155,900	86,500	—
Total Sunrise Holding	3,377,100	1,640,000	3,671,500	1,334,600	1,342,200	994,700	2,880,300

VM Ireland	993,900	397,400	758,800	365,400	217,200	176,200	135,600

Q2 Organic Subscriber Variance
Sunrise Holding:
Sunrise(iv)	10,900	(1,000)	(16,100)	5,000	(7,600)	(13,500)	26,100
UPC Slovakia	1,000	(1,600)	(4,300)	(800)	(3,000)	(500)	—
Total Sunrise Holding	11,900	(2,600)	(20,400)	4,200	(10,600)	(14,000)	26,100

VM Ireland	6,800	(4,100)	(23,200)	(2,800)	(5,600)	(14,800)	1,400

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 38,200 subscribers who have requested and received this service.
(ii)Sunrise Holding has approximately 28,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 89,700 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Sunrise Holding offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of June 30, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Sunrise Holding:
Sunrise	354,300	2,526,000	2,880,300
UPC Slovakia	—	—	—
Total Sunrise Holding	354,300	2,526,000	2,880,300

VM Ireland	—	135,600	135,600

	June 30, 2024 vs. March 31, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q2 Organic Mobile Subscriber Variance
Sunrise Holding:
Sunrise	(6,800)	32,900	26,100
UPC Slovakia	—	—	—
Total Sunrise Holding	(6,800)	32,900	26,100

VM Ireland	—	1,400	1,400

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted.
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
3Postpaid mobile additions include B2B mobile subscribers.
4Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2023 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and six months ended June 30, 2024 and (ii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2024. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated July 25, 2024, Liberty Global Reports Q2 2024 Results. The following table provides adjustments made to the 2023 amounts to derive our rebase growth rates:

	Three months ended June 30, 2023			Six months ended June 30, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Sunrise Holding
Foreign currency	€4.1	€1.5	€0.9	€38.5	€12.7	€5.6

5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (Adjusted FCF): We define Adjusted FCF as net cash provided by operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cos (or WACD)t: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as part of our Project Lightning Network Extension Program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.